EXHIBIT 99.1

InoLife Technologies Closes Bridge Loan Financing with Lewis Family Group Fund

NEW YORK, NY April 6, 2015 – InoLife Technologies, Inc. (OTC: INOL), a service-based healthcare product marketing company, announced that on March 31, 2015 it closed a $48,000 bridge loan with Lewis Family Group Fund LP (the “Lewis Fund”). The loan will mature on June 29, 2015. As part of the transaction, INOL issued shares of common stock and a warrant to the Lewis Family Fund.

The Company will be using the proceeds from the sale of the Note to spin off its existing service-based healthcare product marketing business, bring in new management and acquire a biopharma-based operating business with growth potential.

“The loan from the Lewis Fund is instrumental in our effort to rebrand and rebuild the Company,” states Elizabeth Cirone, the recently appointed Chief Executive Officer of INOL. “We also want to thank our legal counsel, Sunny Barkats, whose firm provided value-added service by bringing us to the Lewis Fund and getting the transaction promptly closed.” continued Ms. Cirone. Sunny J. Barkats, the founder of JS Barkats PLLC, is ranked among the top 5% best New York State corporate and securities lawyers as per the Super Lawyers, a Thomson Reuters subsidiary, and he is a renowned attorney with regard to public companies and capital formation techniques for small and emerging companies.

Forward-Looking Statements: The statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements including, but not limited to, certain delays beyond the Company's control with respect to market acceptance of new technologies, products and services, delays in testing and evaluation of products and services, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

About InoLife Technologies, Inc.

InoLife Technologies, Inc. markets the commercial use of proprietary Intellectual Property by manufacturing, brand marketing and selling an integrated program of age reversing creams and lotions. These products are marketed and offered for sale to consumers and healthcare providers.

About JS Barkats, PLLC

JSBarkats, PLLC is a dynamic, full-service law firm headquartered in the heart of New York specializing in corporate, capital markets and securities law, immigration as well as litigation. JSBarkats principally represents both established and publicly-traded emerging-growth companies in a wide variety of industries, including healthcare and biotech. With its large team of attorneys located in New York and affiliated offices, the firm caters to investors, entrepreneurs and small cap companies structuring offerings and facilitating capital formation. www.jsbarkats.com

About Lewis Family Group Fund LP

Lewis Family Group Fund LP seeks to provide additional operating capital, in the form of a short term loans, to small public companies that have established management teams, well defined products or services and valued-added use of proceeds, along with an adequate balance sheet to secure the Lewis Fund’s investment. The Managers of the general partner of the Lewis Fund have extensive deal and transactional experience in all aspects secured lending to small public companies, real estate development and investments in distressed real estate assets, as well as an extensive background in U.S. Federal securities laws

CONTACT: For further information, contact:

Sunny J. Barkats

sbarkats@jsbarkats.com

646-502-7001

or William R. Dauber at wdauber@jsbarkats.com